ASB Bancorp, Inc. Reports Fourth Quarter Results

ASHEVILLE, N.C., Jan. 31, 2013 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three months and year ended December 31, 2012. The Company reported net income of $235,000, or $0.05 per share, for the quarter ended December 31, 2012 compared to a net loss of $711,000, or $0.14 per share, for the same quarter of 2011. Net income totaled $862,000, or $0.17 per share, for the year ended December 31, 2012 compared to net income of $1.2 million, or $0.23 per share, for the year ended December 31, 2011.

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"During the fourth quarter we continued our progress toward the goal of improving balance sheet quality," said Suzanne S. DeFerie, President and Chief Executive Officer. "The reductions of nonperforming loans to a level of 0.30% of total loans and delinquent loans to a level of 0.82% of total loans represent our lowest levels since the recession began and the 2.74% ratio of total nonperforming assets to total assets also reflects substantial improvement in our asset quality. In addition, the early repayment of $10.0 million in FHLB advances and the continued aggressive management of the overall cost of funds should contribute to an improvement in our net interest margin in future periods."

Fourth Quarter Highlights

  Net income for the fourth quarter of 2012 was $235,000, or $0.05 per basic and diluted share.

  Nonperforming loans decreased $11.5 million, to $1.2 million at December 31, 2012 from $12.7 million at September 30, 2012 as foreclosure was completed on the collateral securing our largest nonperforming loan.  As a result, nonperforming loans were 0.30% of total loans at December 31, 2012.

  Delinquent loans totaled $3.2 million, or 0.82% of total loans, at December 31, 2012, representing a significant decrease from $15.7 million, or 3.63% of total loans, at December 31, 2011.

  While the allowance for loan losses declined to 2.20% of total loans at December 31, 2012 from 2.45% of total loans at December 31, 2011, the allowance for loan losses was 739.6% of nonperforming loans at December 31, 2012 compared to 51.5% of nonperforming loans at December 31, 2011.

  Nonperforming assets decreased $3.7 million to $20.6 million, or 2.74% of total assets, at December 31, 2012 from $24.3 million, or 3.15% of total assets, at September 30, 2012 and decreased $8.1 million from $28.7 million, or 3.63% of total assets, at December 31, 2011.  Nonperforming assets have improved in each quarter of 2012.

  Core deposits, or deposits excluding time deposits, increased $9.9 million to $389.1 million at December 31, 2012 from $379.2 million at September 30, 2012 and have increased in each of the previous four quarters.  Since December 31, 2011, noninterest-bearing deposits have increased $11.2 million, or 20.7%.

  Book value per share decreased $1.02 to $19.97 during the fourth quarter of 2012, primarily due to the $3.6 million purchase of 223,382 shares to fulfill restricted stock awards under the 2012 Equity Incentive Plan, which was intended to reduce the dilutive effects of the restricted stock awards anticipated to be granted in the first quarter of 2013. In addition, accumulated other comprehensive loss related to defined benefit pension plan obligations increased by $917,000 and unrealized security gains decreased by $1.6 million, both of which reduced book value during the fourth quarter of 2012.

  During the fourth quarter of 2012, a FHLB advance for $10.0 million at a rate of 4.45% that matures in June of 2017 was prepaid incurring a prepayment penalty of $1.7 million. The interest expense savings will be approximately $445,000 per annum over the remaining term.

Balance Sheet Review

Assets. Total assets decreased $41.5 million, or 5.2%, to $749.4 million at December 31, 2012 from $790.9 million at December 31, 2011. Investment securities decreased $5.7 million, or 2.3%, to $243.4 million at December 31, 2012 from $249.1 million at December 31, 2011, primarily due to securities sold in late December, the proceeds from which were not reinvested until January, partially offset by the reinvestment into investment securities of proceeds from loan repayments and prepayments. Loans receivable, net of deferred fees, decreased $45.2 million, or 10.4%, to $387.7 million at December 31, 2012 from $432.9 million at December 31, 2011 as loan repayments, prepayments, and foreclosures continued to outpace new loan originations. In December of 2012, the Bank completed the foreclosure on the collateral of its largest nonperforming loan in the amount of $9.8 million, net of write-downs, which was moved into foreclosed properties.

Liabilities. Total liabilities decreased $37.5 million to $637.8 million at December 31, 2012 compared to $675.3 million at December 31, 2011. Total deposits decreased $29.9 million, or 4.9%, to $578.3 million at December 31, 2012 from $608.2 million at December 31, 2011. During 2012, core deposits, which exclude certificates of deposit, increased $39.4 million, or 11.3%, to $389.1 million at December 31, 2012 from $349.7 million at December 31, 2011 as a result of the Company's continued focus on increasing these types of deposits. Certificates of deposit decreased $69.3 million, or 26.8%, to $189.2 million at December 31, 2012 compared to $258.5 million at December 31, 2011. FHLB advances decreased $10.0 million to $50.0 million at December 31, 2012, compared to December 31, 2011, due to the prepayment of an advance with a maturity date in June of 2017.

Asset Quality

Provision for Loan Losses. The provision for loan losses was a negative amount or a credit of $(733,000) for the fourth quarter of 2012 compared to a provision expense of $2.0 million for the fourth quarter of 2011. The significant decrease in the provision primarily resulted from a reduction in the Bank's general loan loss reserves related to its historical loss rates from certain high risk commercial construction and land development loans and from commercial real estate loan participations purchased, both of which carry no current unimpaired balances. In addition, the fourth quarter of 2012 had fewer charge-offs in the loan portfolio, a decline in impaired loans, and lower loan balances as compared to the fourth quarter of 2011.

The allowance for loan losses totaled $8.5 million, or 2.20% of total loans, at December 31, 2012 compared to $10.6 million, or 2.45% of total loans at December 31, 2011. The decrease in 2012 was primarily attributable to the previously discussed reduction in the Bank's general loan loss reserves as well as significant reductions in the Bank's nonperforming and delinquent loans.

The provision for loan losses was $1.7 million for the year ended December 31, 2012 compared to $3.8 million for the year ended December 31, 2011. The decrease in the provision was a result of a decrease in net loan charge-offs in 2012, as well as the previously discussed reduction in the Bank's general loan loss reserves. Net loan charge-offs were $3.8 million for the year ended December 31, 2012 compared to $5.8 million for the year ended December 31, 2011.

Nonperforming Assets. Nonperforming assets totaled $20.6 million, or 2.74% of total assets, at December 31, 2012, compared to $28.7 million, or 3.63% of total assets, at December 31, 2011. Nonperforming assets included $1.2 million in nonperforming loans and $19.4 million in foreclosed real estate at December 31, 2012, compared to $20.6 million and $8.1 million, respectively, at December 31, 2011. As of December 31, 2012, nonperforming loans included ten residential mortgages that totaled $808,000, and three home equity loans that totaled $155,000. Foreclosed real estate at December 31, 2012 included eighteen properties with a total carrying value of $19.4 million.

During the fourth quarter of 2012, the Bank completed foreclosure on the collateral securing its largest nonperforming loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired forty-four of the forty-eight condominium units in the building including all eight of the retail units (three of which are leased), eight of the eleven commercial office condominiums (three were sold by the developer prior to the foreclosure) and twenty-eight of the twenty-nine residential units (one was sold by the developer prior to the foreclosure). Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million.

Income Statement Analysis

Net Interest Income. Net interest income decreased $107,000, or 2.2%, to $4.7 million for the fourth quarter of 2012 compared to $4.8 million for the fourth quarter of 2011. The net interest margin increased 7 basis points to 2.59% for the quarter ended December 31, 2012 compared to 2.52% for the quarter ended December 2011. Interest and dividend income decreased $817,000, or 12.0%, for the fourth quarter of 2012 compared to the fourth quarter of 2011, primarily resulting from a 28 basis point decrease in the average yield on interest-earning assets and a decrease in average interest-earning assets of $27.1 million. Interest expense decreased $710,000, or 35.3%, for the fourth quarter of 2012 compared to the fourth quarter of 2011, primarily resulting from a 39 basis point decline in the average rate paid on interest-bearing liabilities coupled with a $42.2 million decrease in average interest-bearing liabilities.

For the year ended December 31, 2012, net interest income decreased $1.7 million, or 8.5%, to $18.5 million compared to $20.2 million for the year ended December 31, 2011. The net interest margin decreased 30 basis points to 2.50% in 2012 from 2.80% in 2011. Interest and dividend income decreased $3.9 million, or 13.4%, to $25.0 million in 2012 from $28.9 million in 2011, primarily resulting from a 64 basis point decrease in the average yield on interest-earning assets. Interest expense decreased $2.1 million, or 24.9%, to $6.5 million in 2012 from $8.6 million in 2011, principally attributable to a 29 basis point reduction in the average rate paid on interest-bearing liabilities and, to a lesser extent, a $31.7 million decrease in average interest-bearing liabilities.

Noninterest income. Noninterest income increased $1.2 million, or 61.2%, to $3.1 million for the three months ended December 31, 2012 compared to $1.9 million for the three months ended December 31, 2011, primarily due to increases of $716,000 for gains from sales of securities and $198,000 for gains from sales of residential mortgage loans. For the year ended December 31, 2012, noninterest income increased $2.0 million, or 27.4%, to $9.4 million from $7.4 million for the year ended December 31, 2011, primarily due to increases of $1.8 million for gains from sales of securities and $600,000 for gains from sales of residential mortgage loans, that were partially offset by a decrease in other deposit service fees.

Noninterest Expense. Noninterest expense increased $2.3 million, or 38.7%, to $8.2 million for the three months ended December 31, 2012 from $5.9 million for the three months ended December 31, 2011. The increase was primarily attributable to a $1.7 million penalty to prepay a FHLB advance during the fourth quarter of 2012. For the year ended December 31, 2012, noninterest expense increased $3.0 million, or 13.7%, to $25.1 million from $22.1 million for the year ended December 31, 2011, primarily due to the FHLB prepayment penalty and increases in compensation and benefits.

In January of 2013, the Bank approved the curtailment of benefits under its qualified and nonqualified defined benefit pension plans. While the action had no effect on the 2012 financial position and results of operations, the Bank's annual expenses related to its pension plans are expected to decline by approximately $536,000 before income taxes in 2013 due to a one-time curtailment adjustment, and by a minimum of $100,000 before income taxes in subsequent periods based on current actuarial estimates.

The Bank is a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data
(unaudited)
				December 31,
(dollars in thousands)				2012	2011	% change

Total assets				$ 749,354	$ 790,868	-5.2%
Cash and cash equivalents				47,390	72,327	-34.5%
Investment securities				243,385	249,081	-2.3%
Loans receivable, net of deferred fees				387,721	432,883	-10.4%
Allowance for loan losses				(8,513)	(10,627)	19.9%
Deposits				578,299	608,236	-4.9%
Core deposits				389,095	349,695	11.3%
FHLB advances				50,000	60,000	-16.7%
Accounts payable and other liabilities				9,115	6,303	44.6%
Total equity				111,529	115,571	-3.5%

Selected Operating Data
(unaudited)
	Three Months Ended			Year Ended
(dollars in thousands,	December 31,			December 31,
except per share data)	2012	2011	% change	2012	2011	% change

Interest and
dividend income	$ 5,967	$ 6,784	-12.0%	$ 24,992	$ 28,851	-13.4%
Interest expense	1,303	2,013	-35.3%	6,492	8,642	-24.9%
Net interest income	4,664	4,771	-2.2%	18,500	20,209	-8.5%
Provision for (recovery
of) loan losses	(733)	1,974	-137.1%	1,700	3,785	-55.1%
Net interest income
after provision for
loan losses	5,397	2,797	93.0%	16,800	16,424	2.3%
Noninterest income	3,083	1,912	61.2%	9,456	7,422	27.4%
Noninterest expense	8,178	5,896	38.7%	25,092	22,071	13.7%
Income (loss) before
income tax provision	302	(1,187)	125.4%	1,164	1,775	-34.4%
Income tax
provision (benefit)	67	(476)	114.1%	302	588	-48.6%
Net income (loss)	$ 235	$ (711)	133.1%	$ 862	$ 1,187	-27.4%

Net income (loss) per share
Basic	$ 0.05	$ (0.14)	135.7%	$ 0.17	$ 0.23	-26.1%
Diluted	$ 0.05	$ (0.14)	135.7%	$ 0.17	$ 0.23	-26.1%
Weighted average shares
outstanding (1)
Basic	5,172,580	5,141,462		5,160,830	5,141,462
Diluted	5,172,580	5,141,462		5,160,830	5,141,462
(1) Weighted average shares outstanding used in the calculation of basic and diluted earnings per share for the
2011 periods were calculated from October 12, 2011, the date on which the Company's stock began trading, through December 30, 2011.

Selected Average Balances and Yields/Costs
(unaudited)
			Three Months Ended December 31,
			2012		2011
			Average	Yield/	Average	Yield/
(dollars in thousands)			Balance	Cost	Balance	Cost

Interest-earning deposits with banks			$ 48,092	0.39%	$ 64,849	0.25%
Loans receivable			409,925	4.59%	449,036	4.82%
Investment securities			71,477	2.35%	70,452	2.44%
Mortgage-backed and similar securities			195,879	1.67%	168,030	2.07%
Other interest-earning assets			3,737	3.41%	3,883	1.33%
Interest-bearing deposits			514,354	0.56%	552,558	1.01%
Overnight and short-term borrowings			454	0.00%	367	0.00%
Federal Home Loan Bank advances			56,848	4.01%	60,971	3.96%

Interest rate spread				2.39%		2.28%
Net interest margin				2.59%		2.52%

			Year Ended December 31,
			2012		2011
			Average	Yield/	Average	Yield/
(dollars in thousands)			Balance	Cost	Balance	Cost

Interest-earning deposits with banks			$ 57,361	0.35%	$ 33,089	0.26%
Loans receivable			418,569	4.67%	471,260	4.99%
Investment securities			70,222	2.19%	70,327	2.53%
Mortgage-backed and similar securities			199,042	1.93%	145,806	2.41%
Other interest-earning assets			3,842	2.06%	3,927	1.02%
Interest-bearing deposits			535,084	0.77%	565,268	1.10%
Overnight and short-term borrowings			616	0.32%	1,049	0.29%
Federal Home Loan Bank advances			59,208	4.03%	60,245	4.01%

Interest rate spread				2.27%		2.62%
Net interest margin				2.50%		2.80%

Selected Asset Quality Data
(unaudited)
			Three Months Ended		Year Ended
Allowance for Loan Losses			December 31,		December 31,
(in thousands)			2012	2011	2012	2011

Allowance for loan losses, beginning of period			$ 10,220	$ 10,873	$ 10,627	$ 12,676
Provision for (recovery of) loan losses			(733)	1,974	1,700	3,785

Charge-offs			(995)	(2,316)	(3,995)	(6,134)
Recoveries			21	96	181	300
Net charge-offs			(974)	(2,220)	(3,814)	(5,834)

Allowance for loan losses, end of period			$ 8,513	$ 10,627	$ 8,513	$ 10,627

Allowance for loan losses as a percent of:
Total loans			2.20%	2.45%	2.20%	2.45%
Total nonperforming loans			739.62%	51.53%	739.62%	51.53%

Nonperforming Assets
(unaudited)				December 31,
(dollars in thousands)				2012	2011	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial mortgage				$ -	$ 833	-100.0%
Commercial construction and land development				40	14,695	-99.7%
Commercial and industrial				114	2,595	-95.6%
Total commercial				154	18,123	-99.2%
Non-commercial:
Residential mortgage				808	1,922	-58.0%
Non-commercial construction and land development				-	110	-100.0%
Revolving mortgage				155	440	-64.8%
Consumer				34	27	25.9%
Total non-commercial				997	2,499	-60.1%
Total nonaccruing loans (1)				1,151	20,622	-94.4%

Total loans past due 90 or more days
and still accruing				-	-	0.0%

Total nonperforming loans				1,151	20,622	-94.4%

Foreclosed real estate				19,411	8,125	138.9%

Total nonperforming assets				20,562	28,747	-28.5%

Performing troubled debt restructurings (2)				5,065	1,142	343.5%
Performing troubled debt restructurings and
total nonperforming assets				$ 25,627	$ 29,889	-14.3%

Nonperforming loans as a percent of total loans				0.30%	4.76%
Nonperforming assets as a percent of total assets				2.74%	3.63%
Performing troubled debt restructurings and
total nonperforming assets to total assets				3.42%	3.78%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate
(unaudited)				Year Ended December 31,
(dollars in thousands)				2012	2011

Beginning balance				$ 8,125	$ 10,650
Transfers from loans				17,464	3,533
Capitalized cost				22	41
Loss provisions				(1,308)	(1,574)
Net loss on sale of foreclosed properties				(176)	(410)
Net proceeds from sales of foreclosed properties				(4,716)	(4,115)
Ending balance				$ 19,411	$ 8,125

Foreclosed Real Estate by Loan Type			December 31,
(unaudited)			2012		2011
(dollars in thousands)			Number	Amount	Number	Amount

Commercial mortgage			2	$ 1,709	3	$ 3,045
Commercial construction and land development			10	16,642	2	1,683
Residential mortgage			5	944	10	1,660
Residential construction and land development			1	116	3	1,737
Total			18	$ 19,411	18	$ 8,125

Selected Performance Ratios
(unaudited)
			Three Months Ended		Year Ended
			December 31,		December 31,
			2012	2011	2012	2011

Return on average assets (1)			0.12%	-0.35%	0.11%	0.15%
Return on average equity (1)			0.82%	-2.14%	0.74%	1.44%
Interest rate spread (1)(2)			2.39%	2.28%	2.27%	2.62%
Net interest margin (1)(3)			2.59%	2.52%	2.50%	2.80%
Noninterest expense to average assets (1)			4.26%	2.89%	3.21%	2.88%
Efficiency ratio (4)			104.48%	87.82%	89.08%	79.60%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Data
(unaudited)
		Three Month Periods Ended
(dollars in thousands,		December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)		2012	2012	2012	2012	2011*

Income Statement Data:
Interest and dividend income		$ 5,967	$ 6,088	$ 6,398	$ 6,539	$ 6,784
Interest expense		1,303	1,527	1,743	1,919	2,013
Net interest income		4,664	4,561	4,655	4,620	4,771
Provision for (recovery of) loan losses		(733)	542	1,293	598	1,974
Net interest income after
provision for loan losses		5,397	4,019	3,362	4,022	2,797
Noninterest income		3,083	2,416	1,999	1,958	1,912
Noninterest expense		8,178	5,760	5,588	5,566	5,896
Income (loss) before income
tax provision		302	675	(227)	414	(1,187)
Income tax provision (benefit)		67	218	(113)	130	(476)
Net income (loss)		$ 235	$ 457	$ (114)	$ 284	$ (711)

Per Share Data:
Net income (loss) per share – Basic		$ 0.05	$ 0.09	$ (0.02)	$ 0.06	$ (0.14)
Net income (loss) per share – Diluted		$ 0.05	$ 0.09	$ (0.02)	$ 0.06	$ (0.14)
Book value per share		$ 19.97	$ 20.99	$ 20.79	$ 20.66	$ 20.69
Average shares outstanding basic		5,172,580	5,164,689	5,156,842	5,149,039	5,141,462
Average shares outstanding diluted		5,172,580	5,164,689	5,156,842	5,149,039	5,141,462
Ending shares outstanding		5,584,551	5,584,551	5,584,551	5,584,551	5,584,551

		As Of	As Of	As Of	As Of	As Of
		December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)		2012	2012	2012	2012	2011**

Ending Balance Sheet Data:
Total assets		$ 749,354	$ 772,407	$ 798,667	$ 796,901	$ 790,868
Cash and cash equivalents		47,390	50,583	73,475	80,087	72,327
Investment securities		243,385	281,166	284,671	264,782	249,081
Loans receivable, net of deferred fees		387,721	402,724	409,140	416,307	432,883
Allowance for loan losses		(8,513)	(10,220)	(11,563)	(10,562)	(10,627)
Deposits		578,299	586,686	606,022	610,242	608,236
Core deposits		389,095	379,237	375,478	359,350	349,695
FHLB advances		50,000	60,000	60,000	60,000	60,000
Total equity		111,529	117,225	116,079	115,360	115,571

Asset Quality:
Nonperforming loans		$ 1,151	$ 12,724	$ 18,232	$ 18,063	$ 20,622
Nonperforming assets		20,562	24,324	26,847	27,198	28,747
Nonperforming loans to total loans		0.30%	3.16%	4.46%	4.34%	4.76%
Nonperforming assets to total assets		2.74%	3.15%	3.36%	3.41%	3.63%
Allowance for loan losses		$ 8,513	$ 10,220	$ 11,563	$ 10,562	$ 10,627
Allowance for loan losses to total loans		2.20%	2.54%	2.83%	2.54%	2.45%
Allowance for loan losses to
nonperforming loans		739.62%	80.32%	63.42%	58.47%	51.53%
* Certain amounts in the prior years' financial statements have been reclassified to conform to the December 31,
2012 presentation. The reclassifications had no effect on net income or equity as previously reported.
** Ending balance sheet data as of December 31, 2011 were derived from audited consolidated financial statements.